April 10, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 4, 2014, to be filed by Net Element, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP